EXHIBIT 12
MERRILL LYNCH PREFERRED CAPITAL TRUST IV
MERRILL LYNCH PREFERRED FUNDING IV, L.P.
COMPUTATION OF RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED SECURITIES DISTRIBUTIONS (UNAUDITED)
(dollars in thousands)

	FOR THE THREE MONTHS ENDED September 30, 2012		FOR THE THREE MONTHS ENDED September 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.
Earnings	$7,341	$8,551	$7,341	$8,553
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	7,120	7,341	7,120	7,341
Total combined fixed charges and preferred securities distribution requirements	$7,120	$7,341	$7,120	$7,341
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17

	FOR THE NINE MONTHS ENDED September 30, 2012		FOR THE NINE MONTHS ENDED September 30, 2011
	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.	MERRILL LYNCH PREFERRED CAPITAL TRUST IV	MERRILL LYNCH PREFERRED FUNDING IV, L.P.
Earnings	$22,021	$25,651	$22,021	$25,657
Fixed charges	$—	$—	$—	$—
Preferred securities distribution requirements	21,360	22,021	21,360	22,021
Total combined fixed charges and preferred securities distribution requirements	$21,360	$22,021	$21,360	$22,021
Ratio of earnings to combined fixed charges and preferred securities distribution requirements	1.03	1.16	1.03	1.17